UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2016

ACTIVECARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53570	87-0578125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1365 West Business Park Drive, #100 Orem, Utah 84058
(Address of Principal Executive Offices)

(877) 219-6050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously reported, on September 9, 2016, the Company and its senior secured lender, Partners for Growth IV, L.P., a Delaware limited partnership ("PFG") entered into a Forbearance Loan and Security Agreement (the "September Forbearance Agreement"). Pursuant to the terms of the September Forbearance Agreement, PFG agreed to forbear from exercising remedies (the "Forbearance") with regard to certain breaches of agreements between the Company and PFG, including the Loan and Security Agreement, dated as of February 19, 2016, between the Company and PFG, and those certain security agreements entered into in connection therewith (collectively, the "Existing PFG Agreements"). The Forbearance as set forth in the September Forbearance Agreement was in effect through October 31, 2016.
Effective November 10, 2016, the Company and PFG entered into a Forbearance and Consent Under Loan and Security Agreement (the "November Forbearance Agreement"). Pursuant to the terms of the November Forbearance Agreement, PFG will forbear from exercising remedies (the "November Forbearance") with regard to certain breaches of agreements between the Company and PFG, including the Existing PFG Agreements as well as the September Forbearance Agreement.
Additionally, pursuant to the November Forbearance Agreement, PFG has provided the Company with the consent required under the Existing PFG Agreements and September Forbearance Agreement to, among other things, make certain payments of debt to third parties as more specifically outlined therein. In consideration for the November Forbearance Agreement, the Company has agreed to issue PFG Warrants to purchase shares of the Company's Common Stock as more specifically outlined in the November Forbearance Agreement. The forbearance set forth in the November Forbearance Agreement will be in effect through December 31, 2016.

The above description of the November Forbearance Agreement does not purport to be complete and is qualified in its entirety by the full text of such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Exhibits.

Exhibit No.	Description

10.1*	November Forbearance Agreement*

 *filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVECARE, INC.

Date: November 16, 2016	By:	/s/ Jeffrey Peterson
Jeffrey Peterson
Chief Executive Officer